Exhibit 2(b).1.6
SUPPLEMENTARY PROSPECTUS DATED 19 MAY 2006
National Grid plc
(incorporated with limited liability in England and Wales on 11 July 2000 under registered number 4031152)
National Grid Electricity Transmission plc
(incorporated with limited liability in England and Wales on 1 April 1989 under registered number 2366977)
Euro 12,000,000,000
Euro Medium Term Note Programme
This Supplement (the “Supplement”) to the Prospectus dated 18 August 2005, as amended and supplemented by Supplementary Prospectuses dated 26 August 2005, 17 November 2005, 6 March 2006 and 12 May 2006, respectively (together, the “Prospectus”), which comprises a base prospectus for each of National Grid plc (“National Grid”) and National Grid Electricity Transmission plc (“NGET”) (each an “Issuer” and together, the “Issuers”), constitutes (i) a supplementary prospectus in respect of the base prospectus for National Grid for the purposes of Section 87G of the Financial Services and Markets Act 2000 (the “FSMA”) with regard to National Grid and (ii) with the exception of information contained in the 7th paragraph of this Supplement, a supplementary prospectus (the “NGET Supplement”) in respect of the base prospectus for NGET for the purposes of Section 87G of the FSMA with regard to NGET. This Supplement is prepared in connection with the Euro Medium Term Note Programme (the “Programme”) established by National Grid and NGET. Terms defined in the Prospectus have the same meaning when used in this Supplement.
This Supplement is supplemental to, and should be read in conjunction with, the Prospectus and any other supplements to the Prospectus issued by the relevant Issuer.
National Grid accepts responsibility for the information contained in this Supplement. To the best of the knowledge of National Grid (having taken all reasonable care to ensure that such is the case) the information contained in this Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.
NGET accepts responsibility for the information contained in the NGET Supplement. To the best of the knowledge of NGET (having taken all reasonable care to ensure that such is the case) the information contained in the NGET Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.
To the extent that there is any inconsistency between (a) any statement in this Supplement and (b) any other statement in, or incorporated by reference in, the Prospectus, the statements in this Supplement will prevail.
This supplement has been produced to disclose information on the financial results of National Grid plc for the year ended 31 March 2006.
Save as disclosed in this Supplement, no significant new factor, material mistake or inaccuracy relating to information included in the Prospectus has arisen or been noted, as the case may be, in relation to National Grid since the publication of the Supplementary Prospectus dated 12 May 2006.

Save as disclosed in this Supplement, no significant new factor, material mistake or inaccuracy relating to information included in the Prospectus has arisen or been noted, as the case may be, in relation to NGET since the publication of the Supplementary Prospectus dated 12 May 2006.